Exhibit 5

[graphic omitted]

McAfee & Taft
A Professional Corporation
10th Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK 73102-7103
(405) 235-9621 - Fax (405) 235-0439 www.mcafeetaft.com



                                August 15, 2006




AMS Health Sciences, Inc.
711 N.E. 39th Street
Oklahoma City, OK 73105

                                        Re:    AMS Health Sciences, Inc. 2006
                                               Long-Term Incentive Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by AMS Health Sciences, Inc. (the "Company") with the Securities and Exchange Commission in connection with the proposed issuance of up to 5,000,000 shares of its common stock, par value $0.0001 per share (the "Common Stock"), pursuant to the terms of the AMS Health Sciences, Inc. 2006 Long-Term Incentive Plan (the "Plan").

         We have also examined the Company's Certificate of Incorporation, Bylaws, the Plan, resolutions of the Board of Directors and stockholders of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

         Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                  /s/ McAFEE & TAFT A PROFESSIONAL CORPORATION